UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: March 14, 2013
(Date of earliest event reported)

Rosetta Resources Inc.
(Exact name of registrant as specified in its charter)

DE	000-51801	43-2083519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

717 Texas, Suite 2800 Houston, TX		77002
(Address of principal executive offices)		(Zip Code)

713-335-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

Delaware Basin Purchase and Sale Agreement

On March 14, 2013, Rosetta Resources Operating LP, a Delaware limited partnership (“Rosetta”) and a wholly owned-subsidiary of Rosetta Resources Inc. (the “Company”), entered into a purchase and sale agreement (the “PSA”) with Comstock Oil & Gas, LP, a Nevada limited partnership and wholly-owned subsidiary of Comstock Resources, Inc. (collectively, “Comstock”). Pursuant to the PSA, at closing, Rosetta will acquire producing and undeveloped oil and gas interests in the Delaware Basin in Gaines and Reeves Counties Texas from Comstock for $768 million, subject to customary closing adjustments, including adjustments based upon title and environmental due diligence (the “Acquisition”). The effective date of the transaction will be January 1, 2013.

The PSA includes customary representations, warranties, covenants and indemnities by Rosetta and Comstock. Rosetta’s and Comstock’s obligations to close the transaction are conditioned upon, among other things, (i) the accuracy of representations and warranties, (ii) performance of covenants and (iii) the aggregate of all title and environmental defects not exceeding 12.5% of the purchase price. The PSA contains termination rights for Rosetta and Comstock, including, (i) if conditions to closing are not satisfied through no fault of the terminating party and (ii) if closing does not occur by July 15, 2013. There can be no assurance that the conditions to closing the transaction will be satisfied. If the PSA and the transaction are terminated because (i) certain conditions for Rosetta to close are not satisfied or waived and if Rosetta is not in material breach of the PSA, (ii) the parties mutually agreed to terminate the PSA, (iii) if there is a governmental order prohibiting or delaying the transaction, (iv) if the transaction does not close by July 15, 2013, or (v) if Comstock, through no fault of Rosetta, is unable for reasons not permitted by the PSA to close the transaction, Rosetta has the right to receive the 5% deposit paid by Rosetta into an escrow account (“Deposit”). If the PSA and the transaction are terminated and Rosetta does not have the right to the Deposit under the PSA, Comstock will receive the Deposit.

Debt Financing Commitments

The Company has obtained debt financing commitments for the transaction contemplated by the PSA, the aggregate proceeds of which will be used by the Company to pay, in part, the purchase price in connection with the Acquisition and to pay related fees, costs and expenses.

JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and WF Investment Holdings, LLC (collectively, the “Lenders”) have committed to provide a $700 million senior unsecured credit facility (the “bridge facility”) on the terms and subject to the conditions set forth in a commitment letter dated March 14, 2013 (the “Debt Commitment Letter”).   Pursuant to the Debt Commitment Letter, the Company may either issue and sell senior unsecured notes  of $700 million in gross proceeds pursuant to a high yield senior unsecured notes offering  or to the extent the Company does not receive such amount of gross proceeds of senior unsecured notes or such amount is not available to consummate the Acquisition, the Company may borrow up to $700 million (minus the amount of gross proceeds from any senior notes issuance) of loans under the bridge facility. The obligations of the Lenders to provide debt financing under the Debt Commitment Letter are subject to a number of conditions, including, without limitation, (i) negotiation, execution and delivery of definitive documentation with respect to the appropriate loan documents consistent with the Debt Commitment Letter; (ii) the accuracy of certain specified representations and warranties in the loan documents and the PSA; (iii) consummation of the Acquisition in accordance with the PSA ; (iv) delivery of certain customary closing documents  and certain financial statements relating to the Company and the assets to be purchased in the Acquisition; and (v) payment of applicable costs, fees and expenses. The final termination date for the Debt Commitment Letter is the same as the termination date under the PSA. In addition, the Company may also fund the proposed Acquisition, in whole or in part, with borrowings under its revolving credit facility or from the proceeds of one or more debt or equity capital markets transactions.

Forward-Looking Statements

This filing includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding the completion of the proposed Acquisition and the potential benefits therefrom, the completion of the proposed financing for the proposed Acquisition and the form thereof (whether from borrowings under the revolving credit facility, the bridge facility or one or more capital markets transactions), changes in the Company's liquidity, expected expenses, projected debt balances, and the Company’s possible or assumed future results of operations and its overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to the proposed transaction and the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. For a discussion of these risks and uncertainties, please read the Company's most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2013	ROSETTA RESOURCES INC.

	By:	/s/ John E. Hagale

John E. Hagale
Executive Vice President and Chief Financial Officer